Exhibit 99.1

CUI GLOBAL REPORTS SECOND QUARTER 2019 FINANCIAL RESULTS

- Continues to Execute Strategy to Create Diversified Energy Infrastructure Services Company -

TUALATIN, Ore., August 9, 2019 -- CUI Global, Inc. (NASDAQ: CUI), (the “Company”) today reported modified unaudited financial results for the three months and six months ended June 30, 2019.

Note: CUI Global has filed a Form 12b-25 with the Securities and Exchange Commission for an automatic five-day extension to file its Quarterly Report on Form 10-Q for the quarter ended June 30, 2019. The Company requires additional time to resolve non-cash potential adjustments related to the valuation of its equity method investment in Virtual Power Systems, Inc. As a result, the Company is presenting the financial performance summaries for the second quarter and first half of 2019 shown below, revenue, gross profit, loss from operations and cash and cash equivalents but not consolidated net loss, loss per diluted share and Adjusted EBITDA. In addition, the Company is not providing consolidated financial statements for the second quarter and first half of 2019 in this press release.

Second Quarter 2019 Unaudited Financial Performance Summary: (comparisons to prior year period)

●	Total revenues were $22.8 million compared to $23.1 million;

●	Gross profit was $7.3 million compared to $7.6 million;

●	Gross margin was 32.2% compared to 33.0%;

●	Loss from operations was $2.5 million compared to an operating loss of $4.2 million;

●	Cash and cash equivalents were $2.6 million and restricted cash was $0.5 million at June 30, 2019;

●	Power and Electromechanical (P&EM) segment unaudited backlog was $19.2 million at June 30, 2019 as compared to $21.8 million at December 31, 2018; and

●	Energy segment backlog was $11.8 million at June 30, 2019 as compared to $15.7 million at December 31, 2018.

First Half 2019 Unaudited Financial Performance Summary: (comparisons to prior year period)

●	Revenue was $45.8 million compared to $45.1 million;

●	Gross profit was $15.1 million compared to $14.2 million;

●	Gross margin was 32.9% compared to 31.5%;

●	Loss from operations was $5.5 million compared to an operating loss of $7.9 million.

Financial Accounting Standard Board Accounting Standard Update 2016-02

Effective January 1, 2019, the Company adopted Financial Accounting Standard Board Accounting Standard Update 2016-02, Leases (Topic 842), which requires lessee recognition of lease assets and lease liabilities on the balance sheet, at the beginning of fiscal 2019.  As of June 30, 2019, $7.2 million was included with non-current assets, $1.0 million with current liabilities and $6.4 million with non-current liabilities, on the condensed consolidated balance sheets as a result of the new lease standard.

“For the second quarter, we narrowed our consolidated net loss substantially year-over-year and also on a sequential basis due to significant revenue gains in our Energy segment together with certain expense reductions,” stated William Clough, president and CEO of CUI Global. “We continue to see strong demand for our engineering and integration services in North America that is being driven by oil and gas customers in the Permian Basin and South Texas processing facilities. Power & Electromechanical segment revenue was lower year-over-year due to lower sales to distribution customers who are holding higher than normal inventory levels.”

Continued Mr. Clough, “We continued to execute our strategy to utilize CUI Global as the public company platform through which to aggregate energy infrastructure companies into a new marketplace entrant that can effectively compete in the growing North American energy services industry. We have culled our proposed list of target companies announced on May 15 to one and are close to entering into a purchase and sale agreement (“PSA”) with a new acquisition candidate that is expected to be far less dilutive and generally more favorable for CUI Global than the proposed May 15 transaction. With the signing of that PSA, Jim O’Neil will join CUI Global as its CEO. We remain steadfast in our belief that our strategy, led by Jim and addressing a large and growing market, offers our shareholders a compelling path to higher value.”

Company Conditions

Based on recent actions taken by the Company to align its structure to expected revenue, management’s current business forecast, quarter-end cash balances, the new line of credit with Bank of America, and additional measures available to generate cash, the Company believes that it will have sufficient cash flows to meet its obligations for the next 12 months. However, the Company’s ability to meet its obligations is dependent on its ability to execute on its plans, of which success cannot be assured.

Conference Call

Management will host a conference call today, August 9, 2019 at 8:30 a.m. ET to discuss these results as well as recent corporate developments. After management’s opening remarks, there will be a question and answer period. To access the call, please dial (888) 734-0328 and provide conference ID 8369167. For international callers, please dial (678) 894-3054. The live webcast of the conference call and accompanying slide presentation can be accessed through the ‘Events & Presentations’ page of the CUI Global Investor Relations website (www.cuiglobal.com).

For those unable to attend the live call, a telephonic replay will be available until August 25, 2019. To access the replay of the call dial (855) 859-2056 or (404) 537-3406 and provide conference ID 8369167. An archived copy of the webcast and slide presentation will also be available on the ‘Events & Presentations’ page of the CUI Global Investor Relations website.

About CUI Global, Inc.

Delivering Innovative Technologies for an Interconnected World . . . . .

CUI Global, Inc. is a publicly traded company dedicated to maximizing shareholder value through the acquisition and development of innovative companies, products and technologies. From Orbital Gas Systems' advanced GasPT® platform targeting the energy sector, to CUI Inc.'s advanced power platform serving the networking and telecom space, CUI Global and its subsidiaries have built a diversified portfolio of industry leading technologies that touch many markets. As a publicly traded company, shareholders can participate in the opportunities, revenues, and profits generated by the products, technologies, and market channels of CUI Global and its subsidiaries. But most important, a commitment to conduct business with a high level of integrity, respect, and philanthropic dedication allows the organization to make a difference in the lives of their customers, employees, investors and global community.

For more information please visit: http://www.cuiglobal.com

Important Cautions Regarding Forward Looking Statements

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The Company may experience significant fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, our reliance on third-party manufacturers and suppliers, government agency budgetary and political constraints, new or increased competition, changes in market demand, and the performance or reliability of our products. These factors and others could cause operating results to vary significantly from those in prior periods, and those projected in forward-looking statements. Additional information with respect to these and other factors, which could materially affect the Company and its operations, are included in certain forms the Company has filed with the Securities and Exchange Commission.

External IR Counsel:

LHA Investor Relations

Sanjay M. Hurry

212-838-3777

cuiglobal@lhai.com

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